SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under § 240.14a-12
SONICWALL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously by written preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

SONICWALL, INC.
NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS
Dear Shareholders:
      We cordially invite you to attend the SonicWALL, Inc. 2006 Annual Meeting of Shareholders. The meeting will be held on Friday, June 9, 2006 at 10:00 a.m. local time, at our offices located at 1143 Borregas Avenue, Sunnyvale, California 94089. At the meeting we will:

1. Elect our Board of Directors;

2. Ratify the selection of Armanino McKenna LLP as auditors of our financial statements for the fiscal year ending December 31, 2006; and

3. Transact any other business as may properly come before the meeting.
      We are not aware of any other business to come before the meeting.
      Shareholders who owned our stock at the close of business on April 28, 2006 may attend and vote at the meeting. If you cannot attend the meeting, you may vote as instructed on the enclosed Proxy Card or by mailing the Proxy Card in the enclosed postage prepaid envelope. Any shareholder attending the meeting may vote in person, even though he or she has already returned a Proxy Card.
      Whether or not you expect to attend the Annual Meeting, please complete, sign, date and promptly mail your proxy in the envelope provided. Alternatively, in lieu of returning signed Proxy Cards, registered shareholders of record can vote their shares by telephone by calling 1-800-690-6903 or via the Internet at www.proxyvote.com by following the instructions included on your Proxy Card. You are cordially invited to attend the Annual Meeting in person. The return of the enclosed proxy will not affect your right to vote if you attend the Annual Meeting in person, as your proxy is revocable at your option.
      We look forward to seeing you at the meeting.

Sincerely,

Frederick M. Gonzalez
Vice President, General Counsel and Corporate
Secretary
Sunnyvale, California
May 4, 2006

2006 ANNUAL MEETING OF SHAREHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

SONICWALL, INC.
PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
General
      Our Board of Directors is soliciting proxies for the 2006 Annual Meeting of Shareholders. The meeting will be held on Friday, June 9, 2006 at 10:00 a.m. local time, at our principal executive offices located at 1143 Borregas Avenue, Sunnyvale, California 94089. Our telephone number at that location is (408) 745-9600.
      This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. Voting materials, which include this Proxy Statement, a Proxy Card and our 2005 Annual Report to Shareholders, were first mailed to shareholders entitled to vote on or about May 4, 2006. Shareholders may obtain, for the cost of copying, of copy of any Exhibits to our Form 10-K by writing to SonicWALL, Inc., 1143 Borregas Avenue, Sunnyvale, California 94089, Attention: Investor Relations.
Costs of Solicitation
      We will pay the costs of soliciting proxies from shareholders. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding the voting materials to the beneficial owners. Certain of our directors, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone or electronic communication.
Record Date and Shares Outstanding
      Only shareholders of record at the close of business on April 28, 2006, are entitled to attend and vote at the annual meeting. On the record date, 64,414,899 shares of our common stock were outstanding and held of record by 112 shareholders. The closing price of our common stock on the Nasdaq National Market on the record date was $8.49 per share.
QUESTIONS AND ANSWERS
      Although we encourage you to read the enclosed Proxy Statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the annual meeting.

Q:	Why am I receiving these materials?

A:	Our Board of Directors is providing these proxy materials for you in connection with our annual meeting of shareholders, which will take place on June 9, 2006. Shareholders are invited to attend the annual meeting and are requested to vote on the proposals described in this Proxy Statement.

Q:	What information is contained in these materials?

A:	The information included in this Proxy Statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid officers, and certain other required information. SonicWALL’s 2005 Annual Report and audited financials statements, Proxy Card and a return envelope are also enclosed.

Q:	What proposals will be voted on at the annual meeting?

A:	There are two proposals scheduled to be voted on at the meeting:

• Election of the nominees for director set forth in this Proxy Statement; and

• Ratification of the selection of Armanino McKenna LLP as our auditors.

Q:	What is SonicWALL’s voting recommendation?

A:	Our Board of Directors recommends that you vote your shares “FOR” each of the eight nominees to our Board of Directors and “FOR” ratification of the selection of our independent auditors.

Q:	Who can vote at the meeting?

A:	Our Board of Directors has set April 28, 2006 as the record date for the annual meeting. All shareholders who owned SonicWALL common stock at the close of business on the record date of April 28, 2006 may attend and vote at the annual meeting. Each shareholder is entitled to one vote for each share of common stock held as of the record date on all matters to be voted on. Shareholders do not have the right to cumulate votes. On April 28, 2006, 64,414,899 shares of our common stock were outstanding. Shares held as of the record date include shares that are held directly in your name as the shareholder of record and those shares held for you as a beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most shareholders of SonicWALL hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Shareholder of Record
      If your shares are registered directly in your name with SonicWALL’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by SonicWALL. As the shareholder of record, you have the right to grant your voting proxy directly to SonicWALL or to vote in person at the annual meeting. SonicWALL has enclosed a Proxy Card for you to use. You may also vote by Internet or by telephone as described below under “How can I vote my shares without attending the meeting?”
Beneficial Ownership
      If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you request a legal proxy from your stockbroker in order to vote at the meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. You may also vote by Internet or by telephone as described below under “How can I vote my shares without attending the meeting?”

Q:	How many votes does SonicWALL need to hold the meeting?

A:	A majority of SonicWALL’s outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the annual meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Shares are counted as present at the meeting if you:

• are present and vote in person at the meeting; or

• have properly submitted a Proxy Card or voting instruction card or voted by telephone or via the Internet.

Q:	How are votes counted?

A:	You may vote either “FOR” or “WITHHOLD” with respect to each nominee for our Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposal. If you abstain from voting on the other proposal, it has the same effect as a vote against. If you just sign your Proxy Card with no further instructions, your shares will be counted as a vote “FOR” each Director and “FOR” ratification of the selection of our independent auditors. If you do not vote and you hold your shares in a brokerage account in your broker’s name, also known as “street name” (see description of “Beneficial Ownership” above), your shares will not be counted in the tally of the number of shares cast “FOR,” “AGAINST” or “ABSTAIN” on any proposal where your broker does not have discretionary authority to vote, and therefore will have the effect of reducing the number of shares needed to approve any of those items. However, shares held in street name that are not voted, known as “broker non-votes,” may be counted for the purpose of establishing a quorum for the meeting as described above under the caption “Beneficial Ownership.” Voting results are tabulated and certified by our transfer agent, Computershare Trust Company, N.A.

Q:	What is the voting requirement to approve each of the proposals?

A:	With respect to Proposal One (the election of our directors), directors are elected by a plurality vote, and therefore the eight individuals receiving the highest number of “FOR” votes will be elected. Votes of “WITHHOLD” and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality. Proposal Two (ratification of the selection of our auditors) requires the affirmative “FOR” vote of a majority of the shares of our outstanding common stock represented at the annual meeting, in person or by proxy, and entitled to vote.

Q:	How can I vote my shares in person at the meeting?

A:	Shares held directly in your name as the shareholder of record may be voted in person at the meeting. If you choose to do so, please bring the enclosed Proxy Card or proof of identification to the meeting. Even if you plan to attend the annual meeting, SonicWALL recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the meeting.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your stockbroker or nominee. In most cases, you will be able to do this by telephone, using the Internet or by mail. Please refer to the summary instructions included on your Proxy Card. For shares held in street name, a voting instruction card will be provided by your stockbroker or nominee.

BY TELEPHONE OR THE INTERNET — If you have telephone or Internet access, you may submit your proxy by following the “Vote by Phone” or “Vote by Internet” instructions on the Proxy Card or voting instruction card.

BY MAIL — You may do this by signing your Proxy Card or, for shares held in street name, by following the voting instruction card provided by your stockbroker or nominee and mailing it in the enclosed, postage prepaid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

Q:	How can I change my vote after I return my Proxy Card?

A:	You may revoke your proxy and change your vote at any time before the final vote at the annual meeting. You may do this by signing a new Proxy Card with a later date or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it. If your shares are held in “street name,” you must contact your broker, bank or other nominee in order to find out how to change your vote.

Q:	Where can I find the voting results of the meeting?

A:	The preliminary voting results will be announced at the meeting. The final results will be published in our first quarterly report on Form 10-Q filed after the date of the meeting.

Q:	Who are the proxies and what do they do?

A:	The two persons named as proxies on the enclosed Proxy Card, Matthew Medeiros, our President and Chief Executive Officer, and Frederick M. Gonzalez, our Vice President, General Counsel and Corporate Secretary, were designated by our Board of Directors. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the shareholder as provided in the Proxy Card, it will be voted in accordance with the instructions you indicate on the Proxy Card. If you submit the Proxy Card, but do not indicate your voting instructions, your shares will be voted “FOR” Proposals One and Two.

Q:	What is “householding” and what does it mean if I receive more than one proxy or voting instruction card?

A:	In an effort to reduce printing costs and postage fees, SonicWALL has adopted a practice approved by the Securities and Exchange Commission called “householding.” Under this practice, shareholders who have the same address and last name will receive only one copy of our proxy materials unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate Proxy Cards. Please indicate your preference as provided on the Proxy Card.

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each SonicWALL proxy card and voting instruction card that you receive.

Q:	What happens if additional proposals are presented at the annual meeting?

A:	Other than the two proposals described in this Proxy Statement, SonicWALL does not expect any additional matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Matthew Medeiros, our President and Chief Executive Officer, and Frederick M. Gonzalez, our Vice President, General Counsel and Corporate Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason any of SonicWALL’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our Board of Directors.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within SonicWALL or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote or (3) to facilitate a successful proxy solicitation by our Board of Directors. Occasionally, shareholders provide written comments on their Proxy Card, which are then forwarded to SonicWALL’s management.

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:	SonicWALL will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by SonicWALL’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. SonicWALL may retain the services of a third party firm to aid in the solicitation of proxies. In addition, SonicWALL may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
Shareholder Proposals Sought To Be Included in our 2007 Proxy Materials
      Our shareholders may submit proposals that they believe should be voted upon at our next year’s annual meeting or nominate persons for election to our Board of Directors. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), some shareholder proposals may be eligible for inclusion in our 2007 proxy statement and proxy. These types of shareholder proposals or nominations must be submitted in writing to the attention of the Secretary, SonicWALL, Inc., 1143 Borregas Avenue, Sunnyvale, California 94089, no later than January 4, 2007, which is 120 calendar days prior to the one-year anniversary of the mailing date of this Proxy Statement. Shareholders interested in submitting a proposal or nomination are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws. The timely submission of a shareholder proposal or nomination does not guarantee that it will be included in our 2007 proxy statement.
Shareholder Proposals Not Eligible or Intended To Be Included in our 2007 Proxy Materials
      Alternatively, under our Bylaws, our shareholders may submit proposals or nominations that they believe should be voted upon at our 2007 Annual Meeting, but do not seek to include in our 2007 proxy statement pursuant to Rule 14a-8. Any such shareholder proposals or nominations may be timely submitted in writing to the Secretary, SonicWALL, Inc., 1143 Borregas Avenue, Sunnyvale, California 94089, for the 2007 Annual Meeting of Shareholders. To be timely, any such shareholder proposals or nominations must be received by the Secretary not later than 60 days prior to our 2007 Annual Meeting; provided, however, that in the event less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by such shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meting was mailed or such public disclosure was made. For example, if we provide notice of our 2007 Annual Meeting on April 6, 2007, for a 2007 Annual Meeting on June 8, 2007, any such proposal or nomination will be considered untimely if submitted to us after April 16, 2007. For purposes of the above, “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service, or in a document publicly filed by us with the Securities and Exchange Commission, or the SEC. As described in our Bylaws, the shareholder submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of our common stock. If a shareholder gives notice of such a proposal after the deadline computed in accordance with our Bylaws, or the Bylaw Deadline, the shareholder will not be permitted to present the proposal to the shareholders for a vote at the 2007 Annual Meeting.
      The rules of the SEC establish a different deadline for submission of shareholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting, or the Discretionary Vote Deadline. The Discretionary Vote Deadline for the 2007 Annual Meeting is March 20, 2007, or the date which is 45 calendar days prior to the one-year anniversary of the mailing date of this Proxy Statement. If a shareholder gives notice of such a proposal after the Discretionary Vote Deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the 2007 Annual Meeting.
      Because the Bylaw Deadline is not capable of being determined until we publicly announce the date of our 2007 Annual Meeting, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline but before the Bylaw Deadline would be eligible to be presented at the 2007 Annual Meeting, and we believe that our proxy holders at such meeting would be allowed to use the discretionary authority granted by the proxy to vote against the proposal at such meeting without including any disclosure of the proposal in the proxy statement relating to such meeting.
CORPORATE GOVERNANCE AND OTHER MATTERS
Board Independence and Corporate Governance Principles
      Our Board of Directors has determined that each of the current directors standing for election, except Matthew Medeiros, our President and Chief Executive Officer, has no material relationship with our company and is independent within the meaning of the director independence standards of the Nasdaq Stock Market, Inc., or Nasdaq, as currently in effect. Except for Matthew Medeiros, who is a member of the Strategic Planning Committee, our Board of Directors has also determined that each member of each of the committees has no material relationship with our company and is independent within the meaning of the Nasdaq director independence standards. On February 7, 2006 our Board of Directors adopted Corporate Governance Principles, which can be viewed at the corporate governance section of our website at www.sonicwall.com. The Corporate Governance Principles are also attached hereto as Appendix A.
Consideration of Shareholder Recommendations and Nominations
      It is the policy of the 2006 Corporate Governance and Nominations Committee to consider both recommendations and nominations from shareholders for candidates to our Board of Directors.
      A shareholder who desires to recommend a candidate for election to our Board of Directors shall direct the recommendation in writing to the Company Corporate Secretary, 1143 Borregas Avenue, Sunnyvale, California 94089, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and our company within the last three years and evidence of the nominating person’s beneficial ownership of our stock and amount of stock holdings.
      If, instead, a shareholder desires to nominate a person directly for election to our Board of Directors, the shareholder must follow the rules set forth by the SEC (see “Deadline for Receipt of Shareholder Proposals” above) and meet the deadlines and other requirements set forth in Section 2.14 of our Bylaws, including sending a notice to the Company Corporate Secretary setting forth, (i) the name and address of the shareholder who intends to make the nominations or propose the business and, as the case may be, of the person or persons to be nominated or of the business to be proposed, (ii) a representation that the shareholder is a holder of record of our stock that intends to vote such stock at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) if applicable, a description of all arrangements or understandings between the shareholder and each nominee or any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, and (iv) if applicable, the consent of each nominee as a director of our company if so elected.
Identifying and Evaluating Nominees for Director
      The 2006 Corporate Governance and Nominations Committee’s criteria and process for evaluating and identifying the candidates that it selects, or recommends to our full Board of Directors for selection, as director nominees, are as follows:

•	The committee regularly reviews the current composition and size of our Board, and in the event that vacancies are anticipated, or otherwise arise, the committee will consider various potential candidates for director.

•	The committee reviews the qualifications of any candidates who have been properly recommended or nominated by a shareholder, as well as those candidates who have been identified by management, individual members of our Board of Directors or, if the committee determines, a search firm. Such review may, in the committee’s discretion, include a review solely of information provided to the committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the committee deems proper.

•	The committee reviews the performance of our Board of Directors as a whole and evaluates the performance and qualifications of individual members of our Board of Directors eligible for re-election at the annual meeting of shareholders.

•	The committee considers the suitability of each candidate, including the current members of our Board of Directors, in light of the current size and composition of our Board of Directors. In evaluating the qualifications of the candidates, the committee considers many factors, including, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. The committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. The committee considers each individual candidate in the context of the current perceived needs of our Board of Directors as a whole. While the committee has not established specific minimum qualifications for director candidates, the committee believes that candidates and nominees must reflect a Board of Directors that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall effectiveness of the Board of Directors and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•	In evaluating and identifying candidates, the committee has the authority to retain and terminate any third party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

•	After such review and consideration, the committee recommends that our Board of Directors nominate, the slate of director nominees, either at a meeting of our Board of Directors at which a quorum is present or by unanimous written consent of our Board of Directors.

•	The committee endeavors to notify, or cause to be notified, in a timely manner all director candidates of its decision as to whether to nominate such individual for election to our Board of Directors.

      In 2004 and 2005, the committee retained Board Search Partners to identify appropriate candidates to fill vacancies on our Board of Directors. As part of this engagement, Board Search Partners prepared background statements for each of the identified candidates, coordinated interview schedules between the candidates and members of the Board of Directors and management and obtained and interviewed references of each of the potential candidates.
Shareholder Communication with our Board of Directors
      As a shareholder of SonicWALL, Inc., you may contact any of our directors by writing to them by mail c/o SonicWALL, Inc., 1143 Borregas Avenue, Sunnyvale, California 94089.
      Any shareholder communications directed to the Board of Directors (other than concerns regarding questionable accounting or auditing matters directed to the Audit Committee) will first go to the General Counsel, who will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in our shareholder communications log.
      The General Counsel will forward all such original shareholder communications to our Board of Directors for review.
Code of Ethics for Senior Executive and Financial Officers and Code of Conduct
      We have adopted a Code Ethics for Principal Executive and Senior Financial Officers and a Code of Conduct for all employees and members of our Board of Directors. Our Code of Ethics and our Code of Conduct are posted on our Internet website. Our Code of Conduct may be found under the corporate governance section of our website. We will post any amendments to, or waivers from, our Code of Ethics and our Code of Conduct at that location on our website.

Attendance by Board Members at the Annual Meeting of Shareholders
      It is the policy of our Board of Directors to encourage board members to attend the annual meeting of shareholders. Five of our directors attended, either in person or by conference call, the last annual meeting of shareholders, which was held on October 26, 2005.
PROPOSAL ONE
ELECTION OF DIRECTORS
      The following eight persons have been nominated for election to our Board of Directors. Proxy holders will vote for the eight candidates listed below. Each director is elected annually by the shareholders and serves on the Board of Directors until the next annual meeting of shareholders or until his or her successor has been elected and qualified.

• Charles Berger	• David W. Garrison
• Charles D. Kissner	• Matthew Medeiros
• Keyur A. Patel	• John C. Shoemaker
• Cary H. Thompson	• Edward F. Thompson
      Our Board of Directors currently consists of eight members. Our Bylaws provide that the number of directors of SonicWALL shall not be less than five nor more than nine, with the exact number of directors within that range set by our Board of Directors. The exact number of directors is currently set at eight.
      If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxy holders will vote for a nominee designated by the current Board of Directors to fill the vacancy. At this time, we are not aware of any nominee who is unable or who will decline to serve as a director. If additional individuals are nominated for election as a director, the vote for the nominees will be determined by the proxy holders.
Officers and Directors
      The following table gives certain information as to each person nominated for election as a director and our executive officers as of March 31, 2006:

Name	Age	Position

Charles D. Kissner(3)	58	Chairman of the Board
Matthew Medeiros(4)	49	President and Chief Executive Officer and Director
John D. DiLullo	39	Vice President of Worldwide Sales
Frederick M. Gonzalez	56	Vice President, General Counsel and Corporate Secretary
Robert B. Knauff	44	Vice President, Finance, Corporate Controller and Chief Accounting Officer
Robert D. Selvi	49	Chief Financial Officer
Charles Berger(1)	52	Director
David W. Garrison(1)(2)	50	Director
Keyur A. Patel(2)(3)	40	Director
John C. Shoemaker(1)(2)(3)(4)	63	Director
Cary H. Thompson(4)	49	Director
Edward F. Thompson(1)	67	Director

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Corporate Governance and Nominations Committee.

(4)	Member of the Strategic Planning Committee.
Director Nominees
      Charles Berger has been a director of our company since December 2004. In April 2006, Mr. Berger was appointed President and Chief Executive Officer of DVDPlay, a privately held early stage company in the business of design, manufacture and operation of DVD rental kiosks. He has held the position of Chairman of the Board of DVDPlay since 2001. Mr. Berger was president and chief executive officer of Nuance Communications, Inc., a leader in the voice automation market, from March 2003 until its acquisition by ScanSoft in September 2005. Prior to Nuance, Mr. Berger was president and chief executive officer of Vicinity, Inc., a leading provider of locations-based technology and solutions from December 2001 through 2002. He has also held the position of chief executive officer at AdForce from July 1997 through June 2001 and prior to that was chief executive officer at Radius, Inc. With more than 25 years experience in high technology, Mr. Berger has also held senior executive and financial roles at a range of market-leading companies including Sun Microsystems, Apple Computer, and Rolm. He also serves on the Advisory Board of Santa Clara University’s Leavey School of Business. Mr. Berger holds a Bachelors of Science degree in Business Administration from Bucknell University, where he is on the Board of Trustees, and a Masters Degree in Business Administration from Santa Clara University. Mr. Berger also serves on the board of directors of Nuance Communications, Inc. and Tier Technologies, Inc.
      David W. Garrison has served as a director of our company since January 2003. He is currently president and chief executive officer of iBahn (formerly STSN), a provider of broadband services for hotels, and has served in such position since October 2002. From 2000 to 2001, Mr. Garrison was chairman and chief executive officer of Verestar, a satellite services company, where he also served on the board of Verestar’s parent company, American Tower. From 1995 to 1998, Mr. Garrison was chairman and chief executive officer of Netcom, a pioneer Internet service provider. Mr. Garrison has served as independent director on more than a half dozen boards of private and public companies. Mr. Garrison holds a Bachelor of Science degree from Syracuse University and a Master of Business Administration degree from Harvard University.
      Charles D. Kissner has served as a director of our company since July 2000 and as Chairman of our Board of Directors since March 2003. He is currently chairman and chief executive officer of Stratex Networks, Inc., a global provider of wireless transmission solutions where he had served as chairman of the board since 1997 and as chief executive officer from 1995 to 2000 and from 2001 to present. Previously, Mr. Kissner was vice president/general manager of M/ A-Com, Inc., a manufacturer of radio and microwave communication products, and president, chief executive officer and a director of Aristacom International, Inc., a communications software company. He was the executive vice president of Fujitsu Network Switching, Inc. and held several key positions at Lucent Technologies. Mr. Kissner serves on the Advisory Board of Santa Clara University’s Leavey School of Business. Mr. Kissner holds a Bachelor of Science degree from California State Polytechnic University and a Master of Business Administration degree from Santa Clara University. Mr. Kissner is a member of the board of directors of ShoreTel, Inc.
      Matthew Medeiros was named our President and Chief Executive Officer and appointed to our Board of Directors in March 2003. Prior to joining SonicWALL, Mr. Medeiros had served since 1998 as president and chief executive officer of Philips Components. As the chief architect of the liquid crystal display (LCD) joint venture between Philips Electronics and LG Electronics, Mr. Medeiros established Philips as a leader in flat displays. Before Philips, Mr. Medeiros was vice president and general manager for the Optical Polymers Group, and vice president of business development for the Electronic Materials division of AlliedSignal. Mr. Medeiros also has extensive background in PC manufacturing, operations and materials management following executive positions at Radius, NeXT Computer and Apple Computer. Mr. Medeiros graduated from the University of San Francisco with a bachelor’s degree in business administration in management science. Mr. Medeiros is a member of the board of directors of BRE Properties, Inc.
      Keyur A. Patel has served as a director of our company since October 2005. From June 2003 to March 2005, he served as executive vice president, business development/ corporate strategy and global head of consumer electronics and digital entertainment for Maxtor Corporation, one of the world’s leading suppliers of hard disk drives for desktop, enterprise and consumer electronics applications. From April 2002 to March 2003, Mr. Patel served as senior vice president strategy, marketing and technology at Inktomi Corporation, a provider of World Wide Web search services for Internet portal and search destination sites prior to its acquisition by Yahoo! Inc. in March 2003. In April 2000, he founded wireless firm Brience, Inc., where he served as vice chairman and executive vice president, strategy and marketing until June 2002. Over the prior ten years, Mr. Patel held various executive positions, including chief strategy officer and member of the executive board and managing partner for e-business worldwide for KPMG Consulting Worldwide, managing director and chief architect at Price Waterhouse, co-founder, chairman and chief executive officer of Webvibe, Inc. and co-founder and chief technology architect of PSI Ltd. Mr. Patel holds a Bachelor of Science degree in electronics and telecommunications from Gujarat University in Ahmedabad, India and a Master of Science degree in computer engineering from the Michigan Technology University.
      John Shoemaker has served as a director of our company since August 2004. Mr. Shoemaker has three decades of high-technology experience. Beginning in 1990 and continuing through June 2004, Mr. Shoemaker held various executive management positions at Sun Microsystems, including executive vice president, worldwide operations organizations and executive vice president and general manager for its Computer Systems Division. Previously, Mr. Shoemaker served in a number of senior executive positions with the Xerox Corporation. Mr. Shoemaker received a bachelor’s degree from Hanover College, where he is currently on the Board of Trustees. He also holds a Master of Business Administration degree from Indiana University where he is a member of the School of Business Dean’s Advisory Council and CIO Advisory Council. He has also completed Ph.D. coursework at the Indiana University School of Government and has served on the boards of various private and not-for-profit entities.
      Cary H. Thompson has served as a director of our company since January 2001. Mr. Thompson has served as senior managing director for Bear, Stearns & Co., Inc. since 1999 and is the head of Corporate Finance for Bear, Stearns’ Los Angeles office. Mr. Thompson joined Bear Stearns from Aames Financial Corporation where he served as chief executive officer from June 1996 to June 1999. Mr. Thompson received a Bachelor of Arts degree from the University of California, Berkeley, and a Juris Doctorate from the University of Southern California Law School. Mr. Thompson serves on the board of directors of Fidelity National Financial, Inc. and Fidelity National Information Systems, Inc.
      Edward F. Thompson has been a director of our company since December 2003. Prior to joining our Board of Directors, Mr. Thompson was a consultant to the Audit Committee of our Board of Directors beginning in June 2003. Mr. Thompson has served as a senior advisor to Fujitsu Limited and as a director of several Fujitsu subsidiaries or portfolio companies since 1995. From 1976 to 1994, Mr. Thompson served in a series of management positions with Amdahl Corporation including, from August 1983 to June 1994, chief financial officer and secretary of Amdahl and from October 1985 to June 1994, chief executive officer of Amdahl Capital Corporation. Mr. Thompson holds a Master of Business Administration degree in operations research from Santa Clara University and a Bachelor of Science degree in aeronautical engineering from the University of Illinois. He is also a member of the Advisory Board of Santa Clara University’s Leavey School of Business. Mr. Thompson is a member of the board of directors of Stratex Networks, Inc. and ShoreTel, Inc.
Executive Officers
      John D. DiLullo was named our Vice President of Worldwide Sales in December 2005. From August 1998 until December 2005, Mr. DiLullo held various management roles at Cisco Systems, Inc., most recently serving as Vice President Channels Worldwide Distribution. Prior to joining Cisco Systems, Mr. DiLullo held various management, engineering and sales positions with Lucent Technologies — Octel, General Electric Company, Isoetec and SRX. Mr. DiLullo is a named inventor on two United States Patents based on his engineering work in signal processing. Mr. DiLullo received a Bachelor of Science degree in electrical engineering from Villanova University. He has also received a port-graduate research fellowship at Stanford University.

      Frederick M. Gonzalez was named Vice President and General Counsel in January 2004 and was elected Corporate Secretary in March 2004. From August 2002 until July 2003, Mr. Gonzalez was vice president and general counsel for Extreme Network, Inc. and from May 2000 until August 2002, he was vice president and general counsel for Polycom, Inc. Prior to Polycom, Mr. Gonzalez served in various positions within the corporate legal department at Amdahl Corporation, including associate general counsel from 1994 until May 2000. Mr. Gonzalez received a Bachelor of Science degree in Chemistry, a Master of Business Administration degree and a Juris Doctor degree (summa cum laude) from Santa Clara University. He currently serves on the Board of Visitors of the Santa Clara University School of Law and on the Board of Directors of the Silicon Valley Law Foundation. He is a member of the bar in the State and Federal Courts in California and the United States Supreme Court.
      Robert B. Knauff was named our Vice President, Finance, Controller and Chief Accounting Officer in November 2003. From September 1997 until November 2003, Mr. Knauff held various management roles at Rational Software Corporation, including corporate controller. Beginning in February 2003, Mr. Knauff led the financial integration of Rational Software into IBM. Prior to joining Rational Software, Mr. Knauff held various financial management and controller positions in the high technology industry. Mr. Knauff received a Bachelor of Arts degree in business economics from the University of California, Santa Barbara, and is a Certified Public Accountant in the State of California.
      Robert D. Selvi was named our Vice President and Chief Financial Officer in January 2005. Mr. Selvi has 25 years of experience in senior financial management roles at leading technology companies. From 1992 to 1995, Mr. Selvi held the position of Chief Financial Officer at Claris Corporation. He was also Chief Financial Officer at Cooper & Chyan Technology from 1995 to 1997 and Artisan Components from 1997 to 1999. Most recently, Mr. Selvi served as Chief Financial Officer of Kontiki, a private enterprise software company, from 2001 to 2004. Mr. Selvi currently serves on the Board of Directors of eSilicon Corporation, Sunnyvale, California, and on the Advisory Board of Santa Clara University’s Leavey School of Business. He holds a Bachelor of Science degree in Commerce and a Master of Business Administration degree, each from Santa Clara University.
Board of Directors Meetings
      During the fiscal year ended December 31, 2005, our Board of Directors met eleven (11) times, including four (4) meetings by telephone conference, and acted by written consent in lieu of a meeting on six (6) occasions. Except for Mr. Patel, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors (held during the period for which he was a director) and the total number of meetings held by all committees of the Board of Directors on which such director served (held during the period that such director served). Mr. Patel attended all three (3) meetings of the Board of Directors from the time of his election on October 26, 2005 through the end of the fiscal year ended December 31, 2005 and did not attend the three (3) Compensation Committee meetings nor the one (1) Corporate Governance and Nominations Committee meeting held during that same time period.
Committees of the Board of Directors
      Standing committees of our Board of Directors include an Audit Committee, a Compensation Committee, a Corporate Governance and Nominations Committee and a Strategic Planning Committee. Each of the committees operates under a written charter adopted by our Board of Directors. Charters for the Audit Committee, Compensation Committee, and Corporate Governance and Nominations Committee can be viewed at the corporate governance section of our website at www.sonicwall.com.

Audit Committee and Audit Committee Financial Expert
      In 2005 the Audit Committee of our Board of Directors consisted of directors Charles Berger, Cary H. Thompson, Edward F. Thompson (chair) and David W. Garrison until December 13, 2005, when John C. Shoemaker was appointed to the Audit Committee following the resignation on the same date of Cary H. Thompson from the Audit Committee. The Audit Committee met ten (10) times during fiscal year 2005. The

Audit Committee makes recommendations to our Board of Directors regarding various auditing and accounting matters, including the selection of our independent auditors, the scope of the annual audits, fees to be paid to our auditors, and our accounting practices. The Audit Committee, among other things, meets separately with our independent auditors and our senior management, and reviews the general scope of our accounting, financial reporting, annual audit and the results of the annual audit and interim financial statements, auditor independence issues, and the adequacy of the Audit Committee’s charter. The Audit Committee operates under a written charter that was approved by our Board of Directors on April 6, 2004 and which can be viewed at the corporate governance section of our website at www.sonicwall.com. The Audit Committee of our Board of Directors currently consists of directors Edward F. Thompson (chair), Charles Berger, David W. Garrison and John C. Shoemaker, each of whom is independent within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers’ Listing standards. Our Board of Directors has determined that Edward F. Thompson and Charles Berger are each an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K of the Securities Act of 1933, as amended.

Compensation Committee
      In 2005 the Compensation Committee of our Board of Directors consisted of directors David W. Garrison (chair), John C. Shoemaker and Robert M. Williams until June 8, 2005, when Robert M. Williams resigned from our Board of Directors and the Compensation Committee. On October 26, 2005, Keyur Patel was appointed to the Compensation Committee. The Compensation Committee met eight (8) times during fiscal year 2005, acted by written consent in lieu of meeting on eighteen (18) occasions to approve stock option grants to new and existing employees and acted by written consent in lieu of meeting on one (1) occasion to approve payouts under our company’s 2005 employee bonus program. The Compensation Committee, among other things, reviews and approves the compensation and benefits for our executive officers and grants stock options under our stock option plans and makes recommendations to our Board of Directors regarding these matters. The Compensation Committee of our Board of Directors currently consists of directors David W. Garrison (chair), Keyur Patel and John C. Shoemaker.

Corporate Governance and Nominations Committee
      In 2005 the Corporate Governance and Nominations Committee of our Board of Directors consisted of directors Charles D. Kissner (chair of the Committee from June 8, 2005 until October 26, 2005), John C. Shoemaker (chair of the Committee since October 26, 2005) and Robert M. Williams (chair until June 8, 2005). On June 8, 2005, Robert M. Williams resigned from our Board of Directors and the Corporate Governance and Nominations Committee. On October 26, 2005, Keyur Patel was appointed to the Corporate Governance and Nominations Committee. The Corporate Governance and Nominations Committee met seven (7) times during fiscal year 2005. The Corporate Governance and Nominations Committee, among other things, establishes and recommends policies and procedures with respect to our Board of Directors, the other committees of our Board of Directors, as they shall from time to time be constituted, and their interaction with management, and corporate governance policies generally; establishes procedures for the director nomination process; seeks and recommends qualified candidates for election to our Board of Directors at the annual meetings of our shareholders; nominates officers for election by our Board of Directors; and considers nominees for election to our Board of Directors proposed by shareholders. The Corporate Governance and Nominations Committee of our Board of Directors currently consists of directors John C. Shoemaker (chair), Charles D. Kissner and Keyur Patel.

Strategic Planning Committee
      The Strategic Planning Committee was established by our Board of Directors at its meeting on November 10, 2005. The purpose of the Committee is to review and to recommend to our Board of Directors strategic transactions including, without limitation, merger, acquisition and investment transactions consistent with the strategic objectives of our company. The Strategic Planning Committee held two telephonic meetings during 2005. There are three members of the Strategic Planning Committee: Cary H. Thompson, Matthew Medeiros and John C. Shoemaker. The Strategic Planning Committee has not yet elected a chair.
Vote Required
      The affirmative vote of a plurality of votes cast at the meeting is required for the election of directors. A properly executed proxy marked “withhold authority” with respect to one of more Directors will not be voted with respect to the Director or Directors indicated. Under our Corporate Governance Principles, if the number of votes withhold exceeds the number of votes “for” a Director, that Director will be elected but is required to promptly submit a letter of resignation to the Chair of the Board of Directors for consideration by the Corporate Governance and Nominations Committee. The Corporate Governance and Nominations Committee would then recommend to the Board the action to be taken with respect to such resignation and the Board is required to act within ninety (90) days following the certification of the shareholder vote with respect to the resignation. Abstentions and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality.
Board Recommendation
      OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSED SLATE OF DIRECTORS.
PROPOSAL TWO
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
      Our Board of Directors has selected Armanino McKenna LLP as our independent auditors for the fiscal year ending December 31, 2006 and has further directed that management submit the selection of auditors for ratification by the shareholders at the 2006 Annual Meeting. Before making the selection, the Audit Committee carefully considered the qualifications of Armanino McKenna LLP as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s Rules on Auditor Independence, including the nature and extent of non-audit services. The Audit Committee expressed its satisfaction with Armanino McKenna LLP in all of these respects. In connection with the audit of our 2006 financial statements, we entered into an engagement agreement with Armanino McKenna LLP, dated April 18, 2006, which set forth the terms by which Armanino McKenna LLP would perform audit services for our company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages. Representatives of Armanino McKenna LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
      PricewaterhouseCoopers LLP audited our financial statements from the time of our initial public offering in 1999 to May 2005. On May 19, 2005, PricewaterhouseCoopers LLP advised us that it was resigning as our independent registered public accounting firm effective as of that date.
      The reports of PricewaterhouseCoopers LLP on our company’s financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle, except as set forth below.
      In connection with its audits for each of the two most recent fiscal years and through May 19, 2005, there were no disagreements with PricewaterhouseCoopers LLP of any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference thereto in their report on the financial statements for such years, other than as follows: In connection with PricewaterhouseCoopers LLP’s review of the quarter ended June 30, 2004, there was a disagreement with respect to the calculation of sales returns reserves associated with our company’s sales to distributors in

EMEA and a sale to a distributor in Japan for which adequate evidence of an arrangement had not been obtained. The disagreement was resolved by our recording an adjustment to the sales returns reserves and deferring the revenue on the sale to the distributor in the quarter ended June 30, 2004. This disagreement was reported to the Audit Committee. Our company authorized PricewaterhouseCoopers LLP to respond fully to the inquiries of Armanino McKenna LLP concerning the subject matter of the disagreement.
      On July 1, 2005, the Audit Committee appointed Armanino McKenna LLP as the independent auditors for our company.
      Selection of our company’s independent auditors is not required by our Bylaws or otherwise to be submitted to a vote of the shareholders of our company for ratification. In addition, the Sarbanes-Oxley Act of 2002 requires the Audit Committee of our Board of Directors to be directly responsible for the appointment, compensation and oversight of the audit work of our independent auditors. However, our Board of Directors is submitting the selection of Armanino McKenna LLP to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Armanino McKenna LLP, and may retain that firm or another without re-submitting the matter to our shareholders. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our shareholders.

Audit and Non-Audit Fees
      The following table sets forth fees for services PricewaterhouseCoopers LLP and Armanino McKenna LLP provided during fiscal years 2005 and 2004:

	2005	2004

Audit fees(1)	$1,244,118	$900,000
Audit-related fees	$—	$—
Tax fees(2)	$212,745	$27,235
All other fees	$—	$—

Total	$1,456,863	$927,235

(1)	Represents fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements, advice on accounting matters that arose during the audit and audit services provided in connection with other statutory or regulatory filings. In 2005, the amount paid for such services to PricewaterhouseCoopers LLP equaled $684.980 and the amount paid to Armanino McKenna LLP equaled $559,138.

(2)	Represents fees for tax consulting and preparation of our tax returns. Our company engaged Deloitte & Touche during fiscal year 2005 for Sarbanes-Oxley consulting and preparation of tax returns.
      In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by the independent accountants. During fiscal year 2004, all of the services provided by PricewaterhouseCoopers LLP and Armanino McKenna LLP were audit services and were pre-approved by the Audit Committee in accordance with this policy.
Vote Required
      If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting will be required to ratify the selection of Armanino McKenna LLP as our independent auditors. Abstentions will have the effect of a vote “against” the ratification of Armanino McKenna LLP as our independent auditors. Broker non-votes will have no effect on the outcome of the vote.

Board Recommendation
      OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL TWO.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      To our knowledge, the following table sets forth certain information with respect to beneficial ownership of our common stock, as of March 31, 2006, for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.
      Unless otherwise indicated, each of the following shareholders can be reached at or care of our principal offices at 1143 Borregas Avenue, Sunnyvale, California 94089.

	Number of
	Shares of	Percentage of
	Common Stock	Shares of
	Beneficially	Common Stock
Name	Owned(1)	Outstanding

5% Shareholders:
Dimensional Fund Advisors Inc.(2)	5,066,441	7.9%
Barclays Global Investors, NA(3)	3,775,954	5.9%
The PNC Financial Services Group, Inc.(4)	3,767,846	5.9%
Directors and Executive Officers:
Matthew Medeiros(5)	1,977,500	3.0%
Charles D. Kissner(6)	188,749	*
Robert D. Selvi(7)	149,998	*
Cary H. Thompson(8)	113,749	*
Robert B. Knauff(9)	97,185	*
Frederick M. Gonzalez(10)	75,518	*
John C. Shoemaker(11)	75,000	*
David W. Garrison(12)	44,999	*
Edward F. Thompson(13)	39,895	*
Charles Berger(14)	25,000	*
Keyur A. Patel	—	—
Michael M. Stewart	—	—
All directors and current executive officers as a group (12 persons)(15)	2,787,593	4.2%

*	Represents less than 1%.

(1)	Percentage of beneficial ownership is based on 64,262,889 shares of common stock outstanding as of March 31, 2006, together with option shares that may be exercised within 60 days of March 31, 2006 (“Vested Options”). Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown held by them. Vested Options are deemed outstanding for computing the percentage ownership of the person holding the option, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)	The number of shares beneficially owned is as of December 31, 2005, pursuant to a Schedule 13G/ A filed by Dimensional Fund Advisors Inc. with the SEC on February 6, 2006. As set forth in such Schedule 13G/ A, Dimensional Fund Advisors Inc. disclaims beneficial ownership of the securities. The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(3)	The number of shares beneficially owned is as of December 31, 2005, pursuant to a Schedule 13G filed by Barclays Global Fund Advisors with the SEC on January 26, 2006. Barclays Global Fund Advisors possesses sole voting power with respect to 2,765,727 shares and sole dispositive power with respect to 3,148,467 shares. The address of Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, CA 94105.

(4)	The number of shares beneficially owned is as of December 31, 2005, pursuant to a Schedule 13G filed by The PNC Financial Services Group, Inc. (“PNC Financial”) with the SEC on February 14, 2006. PNC Financial and its wholly owned subsidiary, PNC Bancorp. Inc. (“PNC Bancorp”), each possess sole voting power with respect to 3,767,846 shares and sole dispositive power with respect to 3,762,146 shares. PNC Bank, National Association, a wholly-owned subsidiary of PNC Bancorp, possesses sole voting power with respect to 10,700 shares. BlackRock Advisors, Inc., an indirect subsidiary of PNC Bancorp, possesses sole voting and dispositive power with respect to 3,757,146 shares. BlackRock Capital Management, Inc., an indirect subsidiary of BlackRock Advisors, Inc., possesses sole voting and dispositive power with respect to 757,172 shares. BlackRock Financial Management, Inc., a wholly-owned subsidiary of BlackRock Advisors, Inc., possesses sole voting and dispositive power with respect to 173,074 shares. State Street Research & Management Company, an indirect subsidiary of BlackRock Financial Management, Inc., possesses sole voting and dispositive power with respect to 46,274 shares. The address of PNC Financial is One PNC Plaza, 249 Fifth Avenue, Pittsburgh, PA 15222-2707.

(5)	Includes 1,962,500 Vested Options.

(6)	Represents 188,749 Vested Options.

(7)	Represents 149,998 Vested Options.

(8)	Represents 113,749 Vested Options.

(9)	Represents 97,185 Vested Options.

(10)	Represents 75,518 Vested Options.

(11)	Includes 25,000 Vested Options.

(12)	Includes 42,499 Vested Options.

(13)	Represents 39,895 Vested Options.

(14)	Represents 25,000 Vested Options.

(15)	Includes an aggregate of 2,720,093 Vested Options.

EXECUTIVE COMPENSATION AND OTHER MATTERS
Summary Compensation Table
      The following table provides information concerning the compensation received for services rendered to our company in all capacities during the years ended December 31, 2005, 2004 and 2003 by our Chief Executive Officer and by each of our other most highly compensated executive officers whose aggregate compensation exceeded $100,000 during fiscal 2005. This table is based on earned compensation.

					Long-Term
					Compensation Awards
	Annual Compensation
					Securities Underlying	All Other
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Options (#)	Compensation ($)

Matthew Medeiros(1)	2005	450,000	—		250,000	14,233	(2)
President and Chief	2004	450,000	360,000		—	—
Executive Officer	2003	347,885	—		2,400,000	—
Frederick M. Gonzalez(4)	2005	210,000	45,000		40,000	2,000	(3)
Vice President, General Counsel	2004	189,807	60,480		145,000	—
and Corporate Secretary	2003	—	—		—	—
Robert D. Selvi(5)	2005	220,000	72,500		575,000	—
Vice President and Chief	2004	—	—		—	—
Financial Officer	2003	—	—		—	—
Robert B. Knauff(6)	2005	170,731	45,000		40,000	2,000	(3)
Vice President, Finance, Corporate	2004	160,000	52,000		75,000	—
Controller and Chief	2003	18,462	20,000		100,000	—
Accounting Officer
Michael M. Stewart(7)	2005	90,577	122,568	(8)	—	154,852	(9)
Former Vice President,	2004	200,000	192,499		75,000	—
Worldwide Sales	2003	73,077	50,000		300,000	—

(1)	Commenced employment in March 2003.

(2)	Represents $2,000 401(k) Plan contribution and $12,233 term life insurance premium paid by our company.

(3)	Represents 401(k) Plan contributions.

(4)	Commenced employment in January 2004.

(5)	Commenced employment in January 2005.

(6)	Commenced employment in November 2003.

(7)	Mr. Stewart’s employment with our company as Vice President, Worldwide Sales commenced in August 2003 and terminated in July, 2005.

(8)	Represents commission payments.

(9)	Represents severance payment of $150,000 and payment of $4,852 as the cost of COBRA health insurance coverage during post termination severance period.

Options Granted in Last Fiscal Year
      The following table provides information regarding stock options we granted in fiscal 2005 to our Chief Executive Officer and to each of our other most highly compensated executive officers whose aggregate compensation exceeded $100,000 during fiscal 2005. The table includes the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. We granted all options under our stock option plans at exercise prices equal to the fair market value of our common stock on the date of grant.

	Individual Grants					Potential Realizable
						Value at Assumed Annual
	Number of					Rates of Stock Price
	Securities		Percent of Total			Appreciation for Option
	Underlying		Options Granted to			Term (6)
	Options		Employees in	Exercise Price	Expiration
Name	Granted (#)		Fiscal Year(4)	($/Sh)(5)	Date	5% ($)	10% ($)

Matthew Medeiros	250,000	(1)	4.3%	5.19	05/01/2015	815,991	2,067,881
Frederick M. Gonzalez	40,000	(2)	0.7%%	7.53	11/28/2015	189,423	480,035
Robert D. Selvi	375,000	(3)	6.5%%	6.22	01/20/2015	1,466,897	3,717,404
Robert D. Selvi	200,000	(2)	3.5%%	7.53	11/28/2015	947,115	2,400,176
Robert B. Knauff	40,000	(2)	0.7%%	7.53	11/28/2015	189,423	480,035
Michael M. Stewart	—		—	—	—	—	—

(1)	This option was granted on May 2, 2005 and vests as to one-fourth of the shares on May 2, 2006 and as to one-forty-eighth of the shares at the end of each month thereafter, subject to the employee’s continued employment with our company.

(2)	This option was granted on November 29, 2005 and vests as to one-forty-eighth of the shares on December 29, 2005 and at the end of each month thereafter, subject to the employee’s continued employment with our company.

(3)	This option was granted on January 21, 2005, 2005 and vests as to one-fourth of the shares on January 21, 2006 and as to one-forty-eighth of the shares at the end of each month thereafter, subject to the employee’s continued employment with our company.

(4)	In 2005, we granted options to purchase up to an aggregate of 5,780,524 shares to employees.

(5)	The exercise price per share is equal to the closing price of our common stock on the date of grant. The exercise price may be paid in cash, in shares of common stock valued at fair market value on the exercise date, or through a cashless exercise procedure involving a same-day sale of the purchased shares.

(6)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC. There can be no assurance provided to any executive officer or any other holder of our securities that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of our common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

Aggregated Option Exercises and Fiscal Year-End Option Values
      The following table provides information regarding options exercised during fiscal 2005 and unexercised options held as of December 31, 2005 by our Chief Executive Officer and by each of our other most highly compensated executive officers whose aggregate compensation exceeded $100,000 during fiscal 2005.

				Number of Securities
				Underlying Unexercised		Value of Unexercised
				Options at		In-the Money Options at
	Number of Shares			Fiscal Year-End (#)		Fiscal Year-End ($)(2)
	Acquired on	Value
Name	Exercise (#)	Realized ($)		Exercisable	Unexercisable	Exercisable	Unexercisable

Matthew Medeiros	—	—		1,650,000	1,000,000	7,491,000	4,087,500
Frederick M. Gonzalez	—	—		56,248	128,752	53,262	143,838
Robert D. Selvi	—	—		4,166	570,834	1,625	713,875
Robert B. Knauff	—	—		74,790	140,210	99,095	186,005
Michael M. Stewart	149,999	183,374	(1)	—	—	—	—

(1)	On various dates in 2005, shares were exercised and simultaneously sold. The value realized is based on the per share sale prices of shares of our common stock, minus the per share exercise price, multiplied by the number of shares exercised on the respective sale date.

(2)	The value of underlying securities is based on the $7.92 per share closing price of our common stock on December 30, 2005, the last market trading day in 2005, minus the aggregate exercise price.
Director Compensation
      We pay the following cash compensation, on a quarterly basis, to our non-employee directors for their services as directors and members of committees of our Board of Directors: (i) an annual payment of $25,000 for service as a non-employee director; (ii) an annual payment of $5,000 for service on the Audit Committee; (iii) an annual payment of $3,000 for service on each of the Compensation Committee, Corporate Governance and Nominations Committee and Strategic Planning Committee; (iv) an annual payment of $3,000 to the chairperson of each committee of our Board of Directors; (v) a payment of $1,000 per Board of Directors and committee meeting attended in person; and (vi) a payment of $500 per Board of Directors and committee meeting attended by telephone.
      On July 23, 2002 our Board of Directors adopted the following policy with respect to stock option grants to our non-employee directors: (i) upon initial appointment as a director, each director will be granted an option to purchase 25,000 shares of our common stock, which option will vest monthly over four years; and (ii) each director will be granted an additional option to purchase 20,000 shares of our common stock annually on the date of our annual meeting of shareholders, which option will vest monthly over four years. On July 29, 2004, our Board of Directors approved the following changes to the policy regarding stock option grants to our non-employee directors: (1) all future option grants to provide for full vesting one year after the grant date and extension of the option exercise period after ceasing to be a non-employee director from 90 days to two years, and (2) all future option grants, as well as the modification of all options previously granted to current directors David W. Garrison, Charles D. Kissner, Cary H. Thompson and Edward F. Thompson, to provide for full acceleration of vesting of non-vested option shares if within the 12 month period following certain changes in control of our company, the director ceases serving as a member of our Board of Directors other than upon (i) voluntary resignation, (ii) death or disability or (iii) removal for cause. During 2005, director Keyur Patel was granted, upon his initial appointment, a 25,000 share option at a per share exercise price of $6.75, and directors Charles Berger, David W. Garrison, Charles D. Kissner, John C. Shoemaker, Cary H. Thompson and Edward F. Thompson were each granted a 20,000 share option at a per share exercise price of $6.75.
Employment Contracts and Termination of Employment and Change in Control Arrangements
      On March 14, 2003, we entered into an employment agreement with Matthew Medeiros, our President and Chief Executive Officer, which agreement was amended and restated on July 29, 2004 and which provides for an annual base salary of $450,000 plus a targeted annual bonus payment equal to 100% of base salary, up to a maximum of 200% of base salary, based on milestones to be established by our Board of Directors or Compensation Committee. In addition, the amended and restated employment agreement acknowledges the grant of a 2,400,000 share stock option to Mr. Medeiros in 2003 vesting over four years and provides for certain severance benefits if Mr. Medeiros is terminated without cause or if he resigns for good reason, subject to Mr. Medeiros entering into a release of claims with our company. These severance benefits differ depending on when in relation to a change of control such termination occurs. In the first instance, if Mr. Medeiros’ employment terminates without cause or if he resigns for good reason prior to 90 days before a change of control or more than one year after a change of control, he shall receive the following severance benefits: (i) a lump sum payment equal to 12 months salary and (ii) an additional lump sum payment determined by averaging the target percentages achieved under our annual bonus plan with respect to any company fiscal year quarters already concluded in the year of termination and multiplying such average percentage by 150% of base salary; provided, however, that if Mr. Medeiros’ termination occurs in the first quarter of a company fiscal year, then such average percentage shall be equal to the target percentage achieved in the most recently concluded fiscal year. Alternatively, if Mr. Medeiros’ employment terminates within 90 days prior to a change of control through one year following a change of control (the “Change of Control Period”), he shall receive the following severance benefits: (i) a lump sum payment equal to two years’ salary, (ii) accelerated vesting as to all stock options and other equity compensation then held, and (iii) a bonus under our annual bonus plan, pro-rated according to the percentage of the applicable fiscal year Mr. Medeiros is employed by us.
      On October 24, 2003, we entered into an offer letter with Robert B. Knauff, our Vice President, Finance, Controller and Chief Accounting Officer, which provides for an annual base salary of $160,000, a sign-on bonus of $20,000 plus an annual bonus payment of up to 40% of base salary, subject to our company achieving our financial goals and the achievement by Mr. Knauff of defined performance goals. In addition, the offer letter recommends the grant of a 100,000 share stock option vesting over four years
      On January 21, 2004, we entered into an offer letter with Frederick M. Gonzalez, our Vice President, General Counsel and Corporate Secretary, which provides for an annual base salary of $210,000 plus an annual bonus payment of up to 40% of base salary, subject to our company achieving our financial goals and the achievement by Mr. Gonzalez of defined performance goals. In addition, the offer letter recommends the grant of a 70,000 share stock option vesting over four years.
      On January 19, 2005, we entered into an offer letter with Robert D. Selvi, our Chief Financial Officer, which provides for an annual base salary of $260,000 plus an annual bonus payment of up to 40% of base salary. In addition, the offer letter recommends the grant of a 375,000 share stock option vesting over four years.
      On November 29, 2005, we entered into an offer letter with John D. DiLullo, Vice President, Worldwide Sales, which provides for total annual target compensation of $500,000, split as $250,000 in annual base salary and $250,000 as annual incentive compensation based upon a sales commission plan. The offer letter also provides for a one time incentive bonus of $25,000 if our 2006 first quarter revenue goal of $40,000,000 is achieved. In addition, the offer letter recommends the grant of a 325,000 share stock option vesting over four years.
      We entered into a Retention and Severance Agreement for Executive Officers with each of Robert B. Knauff, Frederick M. Gonzalez and Michael M. Stewart on April 20, 2004, with Robert D. Selvi on January 24, 2005, and with John D. DiLullo on December 6, 2005. Each such agreement provides for certain severance benefits if the executive officer is terminated without cause, subject to the executive officer entering into a release of claims with our company. If such termination occurs outside of a change of control, then the executive officer would be entitled to receive severance pay equal to his base salary rate, as then in effect, for a period of six months from the date of termination as well as six months of his targeted annual bonus. If such termination occurs (i) without cause during the period commencing on or after the public announcement of a definitive agreement that would result in a change of control of our company and ending on the date which is 12 months following a change of control or (ii) as a result of resignation by the executive officer for good reason during the period commencing on or after the public announcement of a definitive agreement that would result in a change of control of our company and ending on the date which is 12 months following a change of control, then the executive officer would be entitled to (a) receive a lump sum severance payment in an amount equal to 12 months base salary plus 12 months of his targeted bonus amount for the year of termination, (b) 50% accelerated vesting of all unvested equity awards granted prior to the change of control if he has been employed by our company for less than one year and (c) 100% accelerated vesting of all unvested equity awards granted prior to the change of control if he has been employed by our company for one year or longer.
      On August 11, 2003, we entered into an offer letter with Michael M. Stewart, our former Vice President, Worldwide Sales, which provided for an annual base salary of $200,000, a maximum 2003 bonus payment of $50,000 and a targeted 2004 bonus payment of up to 150% of base salary based on the achievement of defined performance goals. In addition, the offer letter recommended the grant of a 300,000 share stock option vesting over four years. Upon Mr. Stewart’s termination of employment with our company on July 1, 2005, this agreement terminated and Mr. Stewart received a severance payment of $150,000.
Compensation Committee Interlocks and Insider Participation
      In 2005 the Compensation Committee of our Board of Directors consisted of directors David W. Garrison (chair), John C. Shoemaker and Robert M. Williams until June 8, 2005, when Robert M. Williams resigned from our Board of Directors and the Compensation Committee. On October 26, 2005, Keyur Patel was appointed to the Compensation Committee. The Compensation Committee of our Board of Directors currently consists of Messrs. Garrison, Patel and Shoemaker. None of the individuals who served on the Compensation Committee in 2005 has at any time been an employee or officer of our company. None of the individuals who served as an executive officer of our company in 2005 currently serves, or served at any time in 2005, as a member of the board of directors or compensation committee of any entity that has, or had in 2005, one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
Equity Compensation Plan Information
      The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2005. Footnote (1) to the table sets forth the total number of shares of common stock issuable upon exercise of options we assumed and common stock issuable upon exercise of options granted under plans we assumed in mergers and acquisitions.

	(a)	(b)	(c)
			Number of Securities
	Number of Securities		Remaining Available for
	to be Issued Upon	Weighted Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders(2)(3)	16,640,944	$6.34	1,328,907	(4)
Equity compensation plans not approved by security holders(5)	8,673	$7.00	0

Total	16,649,617	$6.35	1,328,907

(1)	The table does not include information for equity compensation plans assumed by us in mergers and acquisitions. A total of 170,722 shares of common stock was issuable upon exercise of options assumed by us and options granted under plans assumed by us, and outstanding as of December 31, 2005, including (i) 54,295 shares issuable upon exercise of options assumed by us in our merger with Phobos Corporation in November 2000, (ii) 1,0437 shares issuable upon exercise of options we assumed in our acquisition of Ignyte Technology, Inc. in March 2001, (iii) 49,500 shares issuable upon exercise of options assumed by us in our acquisition of the assets and business of RedCreek Communications, Inc. in October 2001 and (iv) 56,490 shares issuable upon exercise of options we assumed in our acquisition of Lasso Logic, Inc. in November 2005.

(2)	These plans include (i) our 1998 and 1994 Stock Option Plans, and (ii) our 1999 Employee Stock Purchase Plan.

(3)	The number of shares reserved for issuance under our 1998 Stock Option Plan is subject to an automatic annual increase on the first day of 2001 through 2008 equal to the lesser of, (i) 4,000,000 shares; (ii) 4% of our outstanding common stock on the last day of the immediately preceding fiscal year; or (iii) a lesser number of shares determined by our Board of Directors.

(4)	Includes 981,342 shares of our common stock available for issuance under our 1999 Employee Stock Purchase Plan as of December 31, 2005.

(5)	Represents outstanding options that were issued under Individual Written Compensation Agreements in connection with the recruitment and employment of new employee hires from RedCreek Communications. The weighted average exercise price of these grants was $7.00.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Except as otherwise disclosed in this proxy statement, since January 1, 2005, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeds $60,000 and in which any director, executive officer, or holder of more than 5% of our common stock had or will have a direct or indirect material interest other than:

•	On December 7, 2005, John D. DiLullo, our Vice President, Worldwide Sales, was granted an option to purchase 325,000 shares of our common stock under our 1998 Stock Option Plan. The option has a per share exercise price of $7.54, expires on December 6, 2015, and vests as to one-fourth of the shares on December 6, 2006 and as to one-forty-eighth of the shares at the end of each month thereafter, subject to Mr. DiLullo’s continued employment with our company.

•	Our Articles of Incorporation and Bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by California law. We have also entered into indemnification agreements with our officers and directors. An updated form of indemnification agreement was approved by our Board of Directors on July 27, 2005. These agreements contain provisions that may require us, among other things, to indemnify our officers and directors against liabilities that may arise by virtue of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership on a Form 3 and reports of changes in ownership of our common stock and other securities on a Form 4 or Form 5. Such executive officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that all of our executive officers, directors and 10% shareholders made all the necessary filings under Section 16(a) during fiscal year 2005, with the following exception: Cary H. Thompson was late with a Form 4 filing for an option granted on October 26, 2005.
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
      The following is the report of the Compensation Committee of our Board of Directors describing the compensation policies and rationale applicable to our officers, including our Chief Executive Officer and our executive officers.

Compensation Philosophy
      Our philosophy in setting our company’s compensation policies for officers is to maximize shareholder value over time. The Compensation Committee sets our compensation policies applicable to our officers, including our Chief Executive Officer, and evaluates the performance of such officers. The Committee strongly believes that officer compensation should be directly linked to corporate performance and increases in shareholder value and has adopted the following guidelines for compensation decisions:

•	Provide a competitive total compensation package that enables us to attract and retain key talent.

•	Align all pay programs with our annual and long-term business strategies and objectives.

•	Provide variable compensation opportunities that are directly linked to our performance and that link reward to shareholder return.
      The Committee also believes that it is in the best interests of our shareholders for our officers (as well as for the members of our Board of Directors and certain other individuals) to own our stock.
Officer Compensation
      The Compensation Committee focuses primarily on the following three major components in forming the total compensation package for our officers: (i) Base Salary; (ii) Annual Incentive Bonus; (iii) Long-Term Incentives.
      The Committee establishes the compensation package of each officer by considering: (i) the salaries of officers in similar positions in companies in the same or related industries as our company; (ii) the experience of the individual officer; (iii) the contribution of the individual officer toward the creation of shareholder value; and (iv) our financial performance. As part of its consideration, the Committee receives a report from an independent compensation consultant which compares the compensation practices of our company relative to a comparable group of companies our company competes with for executive talent. The consultants who prepare the report do not rely on our company for a material portion of their business nor do they provide other services of a material nature to our company. In addition to the report from the independent compensation consultant, the Committee also reviews the recommendations of our Chief Executive Officer in matters related to the individual performance of other officers. The Committee believes that our Chief Executive Officer is the person most knowledgeable to make this performance assessment. Based upon review of the compensation arrangements discussed below, peer group compensation levels and our assessment of individual and corporate performance, we believe that the value and design of our officer compensation program are reasonable and not excessive.
Base Salary
      Our Chief Executive Officer annually recommends officer compensation programs to the Committee that are intended to compensate officers competitively within the high-technology marketplace. The Committee determines officer base salaries on an individual basis by evaluating each officer’s scope of responsibility, past performance, prior experience and data on prevailing compensation levels in relevant markets for persons having similar background and experience. The Committee annually reviews base salaries for our officers. Base salaries for officers are established based upon the individual’s job responsibilities, experience and performance as well as peer group compensation for the same or similar positions. In fiscal year 2005, our company provided a base pay increase to our employees, including some of our officers and excluding our Chief Executive Officer, effective April 1, 2006. In accordance with our company’s philosophy of providing a strong link between pay and performance, the exact amount of the increase, if any, varied among employees based upon individual performance levels. Consistent with our company’s philosophy of linking total compensation for officers to company performance, the variable bonus and equity compensation components of the total compensation package are more strongly linked to company performance.

Annual Incentive Bonus
      The Committee awards annual cash bonuses for officers (other than those who receive commissions). These awards are intended to provide a direct link between management compensation and the achievement of corporate and individual objectives.
      Under the terms of the annual cash bonus plan adopted in 2005, the Committee approved a bonus pool budget from which payments to participants would be made based upon company and individual performance. For fiscal year 2005, the Committee selected total revenues, earnings per share on a pro-forma basis and free operating cash flow as the defined company performance measurements for the release of bonus pool payments. When company performance equaled or exceeded each of the minimum performance thresholds, 80% of the bonus pool would be released. When company performance equaled or exceeded each of the targeted performance thresholds, 100% of the bonus pool would be released. When company performance exceeded each of the targeted performance thresholds, the bonus pool would be increased based upon a predetermined formula associated with total revenues and earnings per share on a pro-forma basis up to a maximum of 200% of the total bonus pool.
      The 2005 annual cash bonus plan provided that each company performance measurement must equal or exceed 80% of the target performance goal in order for the minimum bonus pool to be released. Because performance in two of the three performance categories was above the targeted performance threshold, and because the performance in one of those three performance categories was significantly in excess of the targeted performance threshold, the Committee determined that it would not be in the shareholders’ best interests, in light of the appreciation of our company’s value as a result of this performance, to pay no bonus. The Committee reached this conclusion even though performance in the third performance category was below the minimum payout threshold. Accordingly, the Committee amended the 2005 annual cash bonus plan to provide for performance measurement based upon a blended average of all three performance categories. The Committee then applied its discretion and reduced the total bonus pool as it deemed fair and appropriate.
      Although the Committee recognized that the efforts of our Chief Executive Officer were a significant component in our company achieving performance above the target thresholds on two of three performance categories, the Committee decided to provide no bonus under the 2005 annual cash bonus plan to our Chief Executive Officer because doing so would be inconsistent with the original plan terms.
Long-Term Incentives
      The Committee has provided our officers with long-term incentives through grants of stock options. The Committee is responsible for determining who should receive the grants, the effective date of the grants and the number of shares to be granted. When determining the number of stock options awarded to an officer in our 2005 fiscal year, the Committee considered the officer’s current contribution to our performance, the officer’s anticipated contribution in meeting our long-term strategic performance goals and in the creation of shareholder value, the retention value associated with the award, and corporate performance. The relative weight given to these factors varied with each officer in the sole discretion of the Committee.
      The Committee believes that stock options provide our officers with the opportunity to purchase and maintain an equity interest in our company and to share in the appreciation of the value of our common stock. The Committee believes that stock options directly motivate an officer to maximize long-term shareholder value. The options also utilize vesting periods in order to encourage key employees to continue to be employed by our company. All options to officers to date have been granted at least at the fair market value of our common stock on the date of the grant.
Compensation of our Chief Executive Officer
      The Compensation Committee reviews our Chief Executive Officer’s compensation annually using the same criteria and policies as are employed for other officers. As noted earlier, despite the Compensation Committee recognizing that our Chief Executive Officer’s efforts were a significant component in our company exceeding target thresholds in two of three performance categories under our annual cash bonus plan, no cash bonus was paid to our Chief Executive Officer on account of fiscal year 2005 because so doing would be inconsistent with the original terms of our cash bonus plan.
Chief Executive Officer Tally Sheet
      The Compensation Committee reviewed the total compensation for our Chief Executive Officer for fiscal year 2005, using the following tally sheet:

Component	2005 Amount Earned/Granted	Description

Base Salary	$450,000	No change from 2004
Annual Incentive	$360,000	Paid in 2005 for performance in 2004. Deposited into Deferred Compensation Plan
Stock Options	250,000	No grant made in 2004
Restricted Stock	None earned/granted	No change from 2004
Performance Shares	None earned/granted	No change from 2004
Deferred compensation	$35,654	Earnings on deferred compensation amount
Supplemental retirement benefit	No supplemental retirement benefit	No change from 2004
Executive perquisites	$12,233 in term life-insurance premiums	$1,000,000 face value policy
Gross-ups (if any)	None	No change from 2004
Severance associated with
change-in-control	Estimated equity payout: $5,539,188	24 months salary, plus accelerated vesting of all stock options, plus a prorated bonus amount
Severance (Termination scenario
under “for cause” and “not for
cause”)	$900,000	For termination other than for cause, 12 months salary plus average of achieved target bonus percentages multiplied by 150% of base salary. No severance benefits for termination for cause. No change from 2004.
Post-retirement package	None	No change from 2004
      Following such review, the Compensation Committee determined that the Chief Executive’s fiscal year 2005 total compensation was reasonable and not excessive.
Non-Qualified Deferred Compensation Plan
      Our company sponsors a Non-Qualified Deferred Compensation Plan (“DCP”) for highly compensated employees of our company and for members of our Board of Directors. Under the terms of the DCP, participants are able to defer on a pre-tax basis compensation in the form of base salary, commissions, annual bonus, director meeting fees and director annual retainer fees up to certain pre-defined limits. Our company does not contribute to the plan and participation is voluntary. Participants are deemed to be invested in a selection of not publicly traded mutual funds that are available through a variable universal life insurance carrier. There is no guaranteed minimum rate of return. The DCP is not a tax-qualified retirement plan (in contrast to our 401(k)). As a consequence, participants have a risk of forfeiture should our company become insolvent. The Compensation Committee believes that allowing participants to accumulate savings on a tax-deferred basis, beyond what may be contributed to our company’s 401(k) plan, increases the ability of our company to retain and to recruit key employees and to recruit new members to our Board of Directors.

Change of Control Agreements
      We have entered into agreements with certain of our officers, including our Chief Executive Officer, that provide benefits upon certain terminations of employment following a change of control. These agreements are described in the “Employment Contracts and Termination of Employment and Change in Control Arrangements” section of this annual proxy statement. The Compensation Committee has reviewed the potential payouts associated with these change of control agreements and has determined that the potential payouts to our officers are reasonable and not excessive.
Severance Agreements
      We have entered into agreements with certain of our officers, including our Chief Executive Officer, that provide benefits upon certain terminations of employment outside of a change of control. These agreements are described in the “Employment Contracts and Termination of Employment and Change in Control Arrangements” section of this annual proxy statement. The Compensation Committee has reviewed the potential payouts associated with these severance agreements and has determined that the potential payouts to our officers are reasonable and not excessive.
Perquisites
      We reimburse our Chief Executive Officer for the premiums on a term life insurance policy with a $1 million face value. Otherwise, our company’s health care, insurance and other welfare and employee-benefit programs are the same for all eligible U.S. employees, including officers. We do not provide or reimburse our officers for club memberships or dues, tickets to sporting or other events, reserved parking spaces, separate dining facilities or other perquisites of a personal nature.
Compensation in Excess of $1 Million per Year
      Compensation payments in excess of $1,000,000 to our Chief Executive Officer or our other most highly compensated officers are subject to a limitation on deductibility for our company under Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain performance-based compensation may not be subject to the limitation on deductibility. Cash compensation for fiscal year 2005 for our Chief Executive Officer or any other officer was not in excess of $1,000,000. We did not forego any tax deduction in fiscal year 2005 on account of Section 162(m). The Committee considers the impact of Section 162(m) when developing and implementing our company’s officer compensation programs.
Summary
      The Compensation Committee believes that its officer compensation philosophy and practices serves the interests of our company and our shareholders.

David W. Garrison, Chairman
Keyur Patel
John C. Shoemaker
REPORT OF THE AUDIT COMMITTEE
      The Audit Committee of our Board of Directors serves as the representative of our Board for general oversight of our financial accounting and reporting process, system of internal control, audit process and process for monitoring compliance with laws and regulations. Our management has primary responsibility for preparing our financial statements and our financial reporting process. On May 19, 2005, PricewaterhouseCoopers LLP, our independent auditors from the time of our initial public offering in 1999, resigned effective on that date. On July 1, 2005, the Audit Committee appointed Armanino McKenna LLP as the independent auditors for our company. Armanino McKenna LLP, are responsible for expressing an opinion on the conformity of our fiscal year 2005 audited financial statements to generally accepted accounting principles.
      The Audit Committee is composed of four members: Charles Berger, David W. Garrison, John C. Shoemaker and Edward F. Thompson. The members of the Audit Committee are independent as defined under the applicable rules of the SEC and National Association of Securities Dealers. All members of the Audit Committee are financially literate and Edward F. Thompson and Charles Berger have accounting or related financial management expertise. In this context, the Audit Committee reported, in connection with the fiscal year 2005 audit of our financial statements:

1. The Audit Committee has reviewed and discussed the audited financial statements with our management.

2. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380), as modified or supplemented.

3. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as modified or supplemented, and has discussed with them their independence.

4. Based on the review and discussion referred to in paragraphs 1 through 3 above, the Audit Committee recommended to our Board of Directors, and our Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Such Form 10-K was filed with the SEC on March 15, 2006.

Edward F. Thompson, Chairman
Charles Berger
David W. Garrison
John C. Shoemaker

STOCK PERFORMANCE GRAPH
      Below is a line graph comparing relative performance in the cumulative return to shareholders of our common stock with the cumulative return on the Nasdaq Stock Market, Russell 2000 Index and RDG Technology Composite Index over a 60-month period commencing December 31, 2000 and ending on December 31, 2005. This graph assumes the investment of $100 on December 31, 2000 and the reinvestment of dividends, if any, through December 31, 2005.
      The comparisons shown in the graph below are based upon historical data. We consistently caution that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of our common stock.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG SONICWALL, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,
THE RUSSELL 2000 INDEX AND THE RDG TECHNOLOGY COMPOSITE INDEX
      Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filings made by us under those statutes, the Compensation Committee report and stock performance graph shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us.

      *$100 invested on 12/31/00 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

OTHER MATTERS
Discretionary Authority
      The 2006 Annual Meeting is called for the specific purposes set forth in the Notice of Annual Meeting as discussed above, and also for the purpose of transacting such other business as may properly come before the Annual Meeting. At the date of this Proxy Statement the only matters which management intends to present, or is informed or expects that others will present for action at the 2006 Annual Meeting, are those matters specifically referred to in such Notice. We have not been notified by any shareholder of his, her or its intention to present a shareholder proposal from the floor at the 2006 Annual Meeting, and the deadline for submitting proposals for the 2006 Annual Meeting occurred on January 20, 2006. The enclosed proxy grants the proxy holders discretionary authority to vote on any matter properly brought before the 2006 Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Frederick M. Gonzalez
Vice President, General Counsel and
Corporate Secretary
Dated: May 4, 2006
Sunnyvale, California

APPENDIX A
SONICWALL, INC.
CORPORATE GOVERNANCE PRINCIPLES
      The Board of Directors (the “Board”) of SonicWALL, Inc. (the “Company”) has adopted the following corporate governance principles ( the “Principles”) to formalize the policies by which the Board intends to conduct its oversight of the business of the Company in accordance with its fiduciary responsibilities. These principles shall be reviewed periodically and may be amended as the Board may find necessary or advisable.
ARTICLE I
BOARD OF DIRECTORS
      Section 1.     Size of the Board of Directors
      The size of the Board is established in the Bylaws of the Company. The size of the Board may vary based upon a determination by the Board and the availability of qualified candidates. The Board periodically evaluates the appropriateness of its size.
      Section 2.     Selection of Members of the Board of Directors
      The Board recommends a slate of directors for election by stockholders at the Company’s annual meeting of shareholders. The Board’s recommendations are based on its determination, and the recommendation of its Corporate Governance and Nominations Committee, as to the suitability of each nominee and the slate taken as a whole. Vacancies on the Board shall be filled by approval of the Board and the recommendation of its Corporate Governance and Nominations Committee in accordance with the Bylaws of the Company.
      Section 3.     Voting for Directors
      In an uncontested election of Directors, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation to the Chair of the Board of Directors for consideration by the Corporate Governance and Nominations Committee. The Corporate Governance and Nominations Committee shall consider the resignation offer, evaluate the best interests of the Company and its shareholders, and recommend to the Board the action to be taken with respect to such resignation. The Board will act of the recommendation of the Corporate Governance and Nominations Committee within ninety (90) days following certification of the shareholder vote. Thereafter, the Board will promptly disclose its decision whether to accept the Director’s resignation offer (and reasons for rejecting the resignation offer, if applicable) in a press release to be disseminated in the manner that Company press releases typically are distributed. Any Director who tenders his or her resignation pursuant to this provision shall not participate in any Committee or Board action regarding whether to accept the resignation offer, provided that if each member of the Corporate Governance and Nominations Committee received a majority withheld vote at the same election, then the remaining Independent Directors who did not receive a majority withheld vote at the same election, shall consider the resignation offers and determine whether to accept them.
      Section 4.     Selection of a Chair and Lead Director
      The Board shall appoint a Chair. Appointment of a Chair shall be on a periodic basis, but no less frequent than annually. Both independent and management Directors are eligible for appointment as the Chair. If the Chair is not an Independent Director, one of the Independent Directors may be designated by the Board to be the “lead director.”
      Section 5.     Vacancies on the Board of Directors
      The Board may fill vacancies in existing or new director positions. Selection of new directors requires a recommendation of a candidate by the Corporate Governance and Nominations Committee to the Board. The

Board has the responsibility for naming new members in the event of a vacancy or expansion of the Board between the annual meetings of shareholders.
      Section 6.     Independent Directors
      A Director shall be considered “independent’ for the purposes of serving on the Board, or any committee of the Board, if he or she satisfies the criteria for independence established by The NASDAQ Stock Market, Inc. Marketplace Rules and the requirements established by the Securities and Exchange Commission.
      Section 7.     Other Board Service
      The Board does not prohibit its members from serving on boards and/or committees of other organizations and has not adopted principles limiting such activities, provided that such service does not conflict with the requirements of the Code of Conduct adopted by the Company. The Board shall take into account the nature of and time involved in a director’s service on other boards and/or committees in evaluating the suitability of individual directors and making its recommendations to the Company’s shareholders.
      Section 8.     Committees of the Board
      The Board has four committees: Audit, Compensation, Strategic Planning and Corporate Governance and Nominations. The Audit, Compensation and Corporate Governance and Nominations committees shall consist solely of Independent Directors. Members of each committee shall meet the applicable membership criteria specified in the respective charters of these committees. New committees or special committees may be formed as determined by the Board.
      Section 9.     Director Compensation
      The Compensation Committee shall review on an annual basis the compensation of Directors, including compensation associated with membership on regular and special committees.
      Section 10.     Term and Term Limits
      The Board does not limit the number of terms for which an individual may serve as a Director. Directors are elected at each annual meeting of shareholders to hold office until the next annual meeting. Each Director, including a Director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified.
      Section 11.     Mandatory Retirement of Directors
      The Board has established that the age of 75 is an appropriate retirement age for outside Directors. Non-employee Directors shall not stand for re-election after reaching age 75.
      Section 12.     Annual Evaluation of Performance
      The Corporate Governance and Nominations Committee and the Chair shall review the performance of the Board on an annual basis. As part of this process, the Committee may conduct performance reviews of individual members of the Board as well as the performance of the Board taken as a whole. The Committee shall report to the Board and the Board will consider and discuss the report of the Committee.
      Section 13.     Selection of Chief Executive Officer and Chair of the Board of Directors
      The Board shall select the Chief Executive Officer of the Company and the Chair of the Board of Directors of the Company in the manner that it determines to be in the best interest of the Company’s shareholders.
      Section 14.     Former Employee Director Membership on the Board of Directors
      An employee Director shall offer to resign from the Board upon their resignation, removal or retirement as an employee of the Company.

      Section 15.     Directors Having Significant Job Changes
      In the event a Director materially changes his or her job position, such Director shall tender resignation to the Board. The Board, upon the recommendation of the Corporate Governance and Nominations Committee, shall evaluate whether the Board should accept the resignation based upon a review of whether the individual Director continues to satisfy the Board’s membership requirements in light of his or her new occupational status.
      Section 16.     Chief Executive Officer Evaluation and Succession Plan
      The formal evaluation of the Chief Executive Officer shall be made on an annual basis in the context of the annual compensation review by the Compensation Committee with appropriate input from the Corporate Governance and Nominations Committee and other Independent Directors. As part of the evaluation process, the Independent Directors shall, in conjunction with the Chief Executive Officer, develop a succession plan for the Chief Executive Officer, as well as develop plans for interim succession in the event of an unexpected occurrence.
      Section 17.     Board Access to Outside Advisors
      The Board is authorized to engage it own outside advisors, at Company expense, including legal counsel or other consultants, as required.
      Section 18.     Director Orientation and Continuing Education
      Upon appointment, the Corporate Secretary shall provide new members of the Board with director orientation materials, including the Company Code of Conduct, the charters of all of the committees of the Board and these Corporate Governance Principles. Each member of the Board is encouraged to participate in continuing education programs in order to maintain the necessary level of expertise to perform his or her responsibilities. The Corporate Secretary shall work with the chair of the Corporate Governance and Nominations Committee, as necessary, to periodically provide materials that would assist members of the Board with their continuing education.
      Section 19.     Code of Conduct and Business Ethics
      The Board shall review the Company Code of Conduct on an annual basis and shall consider modifications to said Code recommended by the Corporate Governance and Nominations Committee. The Board shall also consider questions of actual and potential conflicts of interest of Board members and corporate officers, and approve or prohibit any involvement of such persons in matters that may involve a conflict of interest, related party transaction or corporate opportunity.
      Section 20.     Board Interaction with Investors, the Press and other Third Parties
      Management of the Company speaks for the Company and the Chair of the Board speaks for the Board. Individual members of the Board may, from time to time, meet or otherwise communicate with various constituencies that are involved with the Company. In such instances, it is expected that members of the Board will do so with the knowledge of management. Members of the Board shall not accept any gift of value that indicates an intent to influence the Company or the Board.
      Section 21.     Attendance at the Annual Meeting of Shareholders
      The Board encourages Directors to attend the annual meeting of shareholders in person.
      Section 22.     Share Ownership by Directors
      The Board believes that the number of shares of the Company’s stock owned by each Director is a personal decision. The Board encourages stock ownership by members of the Board.

ARTICLE II
MEETINGS OF THE BOARD OF DIRECTORS
      Section 1.     Board Meetings
      The Board shall have no less than four regularly scheduled meetings each year. The Chair of the Board and the Chief Executive Officer (if not the same person) shall set the agenda for each meeting of the Board. Each member of the Board may suggest items for inclusion on the agenda.
      Section 2.     Executive Sessions of the Board
      The Board shall have an executive session for independent directors without management at each regularly scheduled Board meeting.
      Section 3.     Board Material Distribution
      Information important to the understanding of members of the Board of the matters to be discussed at a meeting of the Board, including information regarding the current status of the business of the Company, shall be distributed in writing to the Board with sufficient time to enable the members of the Board to read and prepare for the meeting. In circumstances when the subject matter is of a sensitive nature, the material may be distributed at the meeting. Directors are expected to prepare for, and actively participate in, all Board and Board Committee meetings.
      Section 4.     Attendance at Meetings of the Board of Directors
      It is anticipated that all members of the Board shall attend no fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which such member serves during any calendar year period. It is also anticipated that certain members of management of the Company will attend meetings of the Board on a regular basis. Other members of management and staff may attend meetings and present reports from time to time. All members of management shall be excused from any meeting when the Board is in executive session.
ARTICLE III
COMMITTEES OF THE BOARD OF DIRECTORS
      Section 1.     Structure of Committees
      Each Committee shall have an established charter and shall perform its duties as assigned by the Board and in compliance with its charter and the bylaws of the Company. The charter of each Committee shall set forth the principles, policies, objectives and responsibilities of the committee. The Chair of each Committee shall review the existing committee charter on an annual basis and determine, in consultation with the remaining members of the Committee, whether any amendments are required. In addition, the Corporate Governance and Nominations Committee shall periodically review the charter of each Committee.
      Section 2.     Frequency of Committee Meetings
      The Chair of each Committee, in consultation with the remaining members of the Committee, shall determine the frequency of the meetings of the Committee taking into account all relevant factors, including the nature of the current business of the Company to be discussed and requiring action by the Committee. The Chair of the Committee may call, in addition to regularly scheduled meetings, special meetings of the Committee as required.
      Section 3.     Agendas of Committee Meetings
      The Chair of each Committee, in consultation with the appropriate members of management, shall develop the agenda for each meeting and the overall annual work plan for the Committee.

      Section 4.     Engagement of Outside Advisors
      Each Committee is authorized to engage its own outside advisors at Company expense, including legal counsel or other consultants, as required, provided that the Committee shall promptly advise the full Board of such engagement.
      Section 5.     Executive Sessions
      Each Committee shall meet in executive session, without management present, as part of the agenda of every regularly scheduled meeting, but in no event less than twice in any calendar year. In addition, the Audit Committee of the Board shall meet with the independent registered public accountants of the Company, without management present, at such times as it deems appropriate, but in no event less than quarterly.
      Section 6.     Assignment and Rotation of Committee Members
      Committees shall be appointed and Chairs for each Committee designated by the Board, upon recommendation of the Corporate Governance and Nominations Committee on an annual basis. Such appointment will normally take place as soon as practicable after the Annual Meeting of Shareholders. As a general rule, each member of a Committee shall be considered for rotation after five or more consecutive years of service on a particular Committee and each Chair of a Committee shall be considered for rotation after serving as chair of a particular Committee for five or more years. In making a decision for membership or chair rotation, the Board and the Corporate Governance and Nominations Committee shall take into consideration the expertise of the individual committee member and the expertise of the other members of the Board available for such position.
ARTICLE IV
REVIEW OF CORPORATE GOVERNANCE PRINCIPLES
      The Corporate Governance and Nominations Committee shall review these principles no less frequently than annually and shall recommended amendments to the principles, if any, to the Board.
ARTICLE V
DISCLOSURE OF CORPORATE GOVERNANCE PRINCIPLES
      These Corporate Governance Principles shall be made available on the Company’s web site at “www.sonicwall.com.”

Dear Shareholder:

Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of SonicWALL that require your immediate attention.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

SonicWALL, Inc.

SONICWALL, INC.
1143 Borregas Avenue
Sunnyvale, CA 94089
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
PROXY
     The undersigned hereby appoints Matthew Medeiros and Frederick M. Gonzalez, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of SonicWALL, Inc. held of record by the undersigned on April 28, 2006 at the Annual Meeting of Shareholders to be held on June 9, 2006 and any adjournments thereof.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS NAMED HEREIN, “FOR” PROPOSAL 2, AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING (OR ANY ADJOURNMENTS THEREOF) OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING.
     PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

1143 BORREGAS AVENUE SUNNYVALE, CA 94089
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by SonicWALL, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to SonicWALL, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Your vote is important. Please vote immediately.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SONCW1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SONICWALL, INC.

Vote on Directors

1.	Election of Directors Nominees:		For All	Withhold For All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the nominee’s name on the line below.
	(01) Charles Berger	(05) Charles Berger
	(02) David W. Garrison	(06) John C. Shoemaker
	(03) Charles D. Kissner	(07) Cary H. Thompson	☐	☐	☐
	(04) Matthew Medeiros	(08) Edward F. Thompson

Vote on Proposals		For	Against	Abstain

2.	Ratification of the selection of Armanino McKenna LLP as independent auditors.	☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or any postponement(s), continuation(s) or adjournment(s) thereof.	☐	☐	☐

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

For address changes and/or comments, please check
this box and write them on the back where indicated                                                ☐

	Yes	No

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date